EXHIBIT 10.17

MURPHY USA INC.

FORM OF PERFORMANCE STOCK UNIT GRANT AGREEMENT

Performance Stock Unit Award Number:	Name of Awardee:	Number of Performance Units Subject to this Award:

 This Performance Stock Award (the “Award”), granted on and dated [grant date],  by Murphy USA Inc., a Delaware corporation (the “Company”), pursuant to and for the purposes of the 2013 Long-Term Incentive Plan (the “Plan”), is subject to the provisions set forth herein and in the Plan.

1.

The Company hereby grants to the individual named above (the “Awardee”) the target number of Performance Stock Units each equal in value to one share of the $0.01 par value Common Stock of the Company (“Target Shares”) outlined in the accompanying award letter. Performance Stock Units are earned over [duration] years beginning [performance period begin date] and ending on [performance period end date] (the “Performance Period”). The maximum number of Units that can be earned totals [percent] of Target Units. This award constitutes a right to receive Shares in the future and does not represent any current interest in the Shares subject to the award.

2.

Subject to paragraph 3 below, in the event that the performance measures as set forth in the accompanying award letter are satisfied in accordance with the Plan, the size of the Award will be determined and the Awardee will be paid in the value of his Shares of Common Stock during the first quarter of the fiscal year immediately following the completion of the Performance Period. This award shall not be earned whenever the delivery of Shares under it would be a violation of any applicable law, rule or regulation. Such Shares paid will be the net Shares earned less the number of Shares which must be withheld to satisfy the tax withholding requirements applicable to such payment of Shares.

3.

This Agreement shall terminate and your rights under this Agreement shall be forfeited if your employment with Murphy USA Inc. is terminated for any reason other than death or Normal Termination. In the event of your death or Normal Termination, you will receive the pro-rata number of Shares earned for performance completed based upon the number of months worked pursuant to this Award up to the time of death or Normal Termination. In the event that the performance measures as set forth in the accompanying award letter are satisfied, the size of the Award will be determined and the Awardee will be paid his/her Shares during the first quarter of the fiscal year immediately following the completion of the Performance Period.

4.	Unless the Committee shall otherwise determine, the Award will fully vest and 100 percent of the Performance Stock Units will be deemed to be earned at the target level of performance (as set forth in the accompanying award letter) and Shares will be issued, without restrictions, upon the occurrence of a Change in Control as defined in the Plan.

5.

Your right to this Award may not be sold, pledged, or otherwise transferred (except as hereinafter provided) and any attempts to sell, pledge, assign or otherwise transfer shall be void and your rights to the Performance Stock Units shall therefore be forfeited. Your right to such Performance Stock Units shall, however, be transferable by will or pursuant to the laws of descent and distribution or you may make a written designation of a beneficiary on the form prescribed by the Company, which beneficiary (if any) shall succeed to your rights under this Agreement in the event of your death.

6.

In the event of any relevant changes in the capitalization of the Company subsequent to the date of this grant, the number of Performance Stock Units herein shall be adjusted to reflect such change in capitalization.

7.

The Awardee shall have no voting rights with respect to Units underlying the Performance Stock Units herein unless and until such Shares with respect to the Performance Stock Units are issued and are reflected as issued and outstanding shares on the Company’s stock ledger.

8.

The holder of these Performance Stock Units shall not be eligible to receive any dividends or other distributions paid with respect to these Units during the Performance Period. An amount equivalent to these dividends and/or other distributions (Dividend Equivalents) shall be paid to the holder upon the issuance of Shares and payment of the award. Any such payment (unadjusted for interest) shall be made in whole Shares of the $0.01 par value Common Stock of the Company and in cash equal to the value of any fractional Shares. In the event that Performance Stock Units are not earned, the accompanying accrued Dividend Equivalents will be forfeited.

9.

Nothing contained in this Agreement shall confer or be deemed to confer upon you any right with respect to continuance of employment by the Company, nor interfere in any way with the right of the Company to terminate your employment at any time with or without assigning a reason therefore.

10.	The Plan and this Agreement are administered by the Committee. The Committee has the full authority to interpret and administer the Plan consistent with the terms and provisions of the plan document.

Murphy USA Inc.

R. Andrew Clyde, President & CEO
Attest:

John A. Moore, Senior Vice President, General Counsel & Secretary